Exhibit 7.3

DEFINITIVE SHARE PURCHASE AGREEMENT
(SPA)

BY AND AMONG

MYRXWALLET PRANA, PVT. LTD.
an India register company
("Acquirer")
(a Subsidiary of MYRXWALLET NORTH AMERICA CORPORATION)

AND

NOAH THERAPEUTICS, PVT. LTD.
an India register company
("Seller")

June 17, 2025

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

DEFINITIVE SHARE PURCHASE AGREEMENT

This Definitive Share Purchase Agreement (this "Agreement") is entered into as of June 17, 2025, by and among MyRxWallet Prana Private Limited, a company incorporated under the laws of India pursuant to the Companies Act, 2013 (the "Acquirer"), and a majority-owned subsidiary of MyRxWallet North America Corporation (the "Acquirer Parent"), and Noah Therapeutics Private Limited, a company incorporated under the laws of India (the "Seller").

The Acquirer and the Seller are hereinafter collectively referred to as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, the Seller is the legal and beneficial owner of 100% of the issued and outstanding equity shares of Noah Therapeutics Private Limited (the "Company");

WHEREAS, the Acquirer desires to purchase, and the Seller desires to sell, seventy percent (70%) of the equity shares of the Company, on the terms and subject to the conditions set forth in this Agreement (the "Transaction");

WHEREAS, the Parties desire to set forth the terms and conditions upon which such sale and purchase shall be consummated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

🧠 STRATEGIC BENEFITS OF ACQUIRING NOAH THERAPEUTICS, Contract Research Organization (CRO)

Acquiring Noah, a Contract Research Organization (CRO), provides MyRxWallet with a transformative opportunity to optimize drug development, enhance innovation, and secure long-term competitive advantage. This acquisition strategically aligns clinical development of MyRxWallet with business objectives, enabling pharma and biotech to increase efficiency, protect core assets, and lead in an increasingly complex global R&D environment.

1. Speed to Market

- Accelerated Drug Development: Noah has established processes, global site networks, and experienced personnel, enabling faster clinical trial execution.
- Regulatory Expertise: Noah brings strong regulatory know-how, helping navigate complex approval processes efficiently across global markets.

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

2. Cost Efficiency

- Reduced Fixed Costs: Noah allows MyRxWallet to shift from fixed internal R&D costs to a more variable model with better scalability.
- Operational Synergies: Integration may reduce duplication in project management, data handling, and administrative tasks.

3. Increased Control and Customization

- Alignment of Priorities: A fully owned CRO will prioritize internal pipelines, align timelines, and share strategic goals.
- Tailored Capabilities: Enables customization of SOPs, technology platforms, and trial designs to meet specific drug development strategies.

4. Competitive Advantage

- Vertical Integration: Control over the full R&D chain from discovery to commercialization can create a sustainable competitive edge.
- Differentiated Offerings: Noah could become a profit center by offering services to external clients while supporting internal pipelines.

5. Access to Talent and Infrastructure

- Global Reach and Networks: Acquiring Noah includes access to global trial sites, investigators, and patient populations.
- Experienced Workforce: Offers immediate access to a trained workforce, including clinical trial managers, biostatisticians, data managers, and regulatory experts.

6. Data and IP Control

- Ownership of Trial Data: Ensures better control over clinical data, reducing risk of data loss, leakage, or misuse.
- IP Security: Reduces risk of intellectual property leakage that can occur when working with external vendors.

7. Scalability and Flexibility

- Scalable Operations: Noah infrastructure can support both early-stage and late-stage trials across multiple geographies and indications.
- Therapeutic Expertise: Noah has specialized experience in key therapeutic areas, which can be leveraged across the development portfolio.

8. Strategic Positioning for Innovation

- New Technology Integration: MyRxWallet can deploy digital health tools, AI/ML in data analysis, decentralized trial models, and MyRxWallet-EHR solutions.

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

- Real-World Evidence (RWE) Capabilities: Noah enables tighter integration of real-world data into clinical development.

9. Seller's initial: [signature]

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Definitions:

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

"ACTION" means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

"AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

"ACQUIRER" has the meaning set forth in the preamble hereto.

"AGREEMENT" has the meaning set forth in the preamble hereto.

"ANCILLARY AGREEMENTS" means the Bill of Sale and the IP Assignment.

"ASSETS" has the meaning set forth in Section 2.1.

"BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in Las Vegas, Nevada are required or authorized to be closed.

"CLOSING" has the meaning set forth in Section 3.1.

"CLOSING DATE" has the meaning set forth in Section 3.1.

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

"CONTRACT" means any agreement, lease, debenture, note, bond, evidence of indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

"EXCLUDED ASSETS" has the meaning set forth in Section 2.3.

"EXCLUDED LIABILITIES" has the meaning set forth in Section 2.3.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

"GOVERNMENTAL ENTITY" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

"INDEBTEDNESS" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

"INTELLECTUAL PROPERTY" means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.

"IP ASSIGNMENT" has the meaning set forth in Section 3.2(b).

"KNOWLEDGE" means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller.

"LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

"LIABILITY" means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

"LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

"LOSS" means all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

"MATERIAL ADVERSE EFFECT" means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

"ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

"PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

"PURCHASE PRICE" has the meaning set forth in Section 2.1.

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

"REPRESENTATIVES" means, with respect to any Person, the directors, officers, managers, employees, counsel, accountants and other authorized representatives of such Person.

"SELLER" has the meaning set forth in the preamble hereto.

"SOFTWARE" means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

"SOLVENT" means, with respect to the Seller, that (a) the Seller can pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

"TAX RETURNS" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a tax authority in any jurisdiction relating to Taxes.

"TAXES" means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

"THIRD-PARTY CLAIM" has the meaning set forth in Section 7.2(a).

"TRANSFER TAXES" means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to "Articles," "Sections," "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

ARTICLE II
DEFINITIVE SHARE PURCHASE AGREEMENT

Section 2.1 – Execution of Agreement

This Definitive Share Purchase Agreement (this "Agreement"), dated as of June 17, 2025, is entered into by and between MyRxWallet Prana Private Limited (the "Acquirer"), a company proposed to be incorporated under the Companies Act of 2013, as amended, India, and Noah Therapeutics Private Limited (the "Seller"), a company organized under the laws of India.

WHEREAS the consideration for the acquisition shall be payable solely in the form of equity, specifically through the issuance of 843,750 common stock of MyRxWallet Prana, Private Limited, valued at INR 2,064 (USD $24) per share, which shall constitute the agreed and fixed valuation for the purposes of this equity-based transaction.

Section 2.2 – Purchase and Sale of Shares

Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, assign, transfer, and convey to the Acquirer, and the Acquirer agrees to purchase from the Seller, seventy percent (70%) of the total issued and outstanding equity shares of Noah Therapeutics Private Limited (the "Shares"), representing a controlling equity interest and majority shareholder in the Company.

Section 2.3 – Purchase Price and Share Issuance

The aggregate purchase price for the Shares shall be satisfied entirely through the issuance of 843,750 common stock of the Acquirer (the "Consideration Shares"), each valued at INR 2,064 (USD $24) per common share. The Consideration Shares shall be duly authorized, validly issued, fully paid, and non-assessable, and shall be issued in accordance with the applicable provisions of Indian securities and corporate law, including the Companies Act, 2013, India, and all relevant rules and regulations thereunder.

These shares shall be issued in accordance with applicable Indian laws and regulations, including:

- Section 42 of the Companies Act, 2013 (Private Placement),
- Section 62(1)(c) (Preferential Allotment),
- Filing requirements under Forms PAS-4 and PAS-5, and
- Any other applicable statutory compliance requirements.

The Parties acknowledge and agree that the implied aggregate value of the consideration is INR 174.15 Crores (₹ 174,15,00,000 – Rupees One Hundred Seventy-Four Crores, Fifteen Lakhs Only), equivalent to USD $20,250,000, which shall

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

oonstitute the agre d fixed value for the purposes of this equity - based transaction al a per - share value of INR 2 064 (USO $24). The Parties further acknowledge and oonfirm tha : • Th i s valuation has been mutually agreed upon solely tor the purposes of th · s transaction ; • It is not based on any formal third - party valuatlon. appraisal, or independent financial assessment of the Company's condition, marke value, or any other economic factors; and • For the avofdance of doubt. the agreed valuation shall be treated as final and binding and shaU no be adjusted or renegotiated basao on fluctuations in currency exchange rates be en the Ind Ian Rupee and the U . S . DoJlar at or after the date of this Agreement. Furthermore , the Parties affirm at they have each independently evatuated the transac · on and are not relying on any representations or warranties regarding the vaJue of the shares beyo d the mutual agreement as axpr ssty set forth herein: (a) Acquisition Consideration The total acquisition considera · on shaU consist of 843,750 common stock of MyRxWalfe Prana, Private Limited, having an ag eed I lernal valua ion of INR 174. Crores {t 174,15,00,000 - Rupees One Hundred Seventy - Four C res . Fifte Lakhs Only) (USO $20,250,000). se shares shall be allocated as follows : • Listing Day Ves · ng : The Seller shall receive 125,200 oomrnon stock {mternally valued at I R 25 Crores and 80 Lakhs / USO $3,000.000}, which shall vest immediately upo1 tJ1e ffecti e c 1mencement o trading of MyRxWallet North America Corporation's commons ock on a natJonaJ securities exchange or quotation system pursuant to a Dire Public Usting ( DPL'') (the 0 Llsting Date") . These shares shall become el i gible for trading publicly upon such listing, subject to applicable securities regulations and any fi quired compliance or transfer restrictions . • Milestone - Based Vesting: The Sefler·s rema i n i ng 125,200 common stock (also fnternally valued at INR 25 Crores 80 Lakhs / USD $3,000,000) shafl vest In four (4 quaf installments of twenty - five peroent (25o/c) e ery six (6) mon s over a period of tvventy - four {24) months following the Listing Oa . Theses a es s alt b subj ct to the Securfties and Excha ge ommission's appl i cable lock - up restrlc ions and shall be held i escrow by tf'le Acquirers legal oou sel or another rnut alfy agreed - upon designated escrow agent. The shares shall b � reJeased to e S lier in accordance w th the agr ed ves ng schedule, and dis ursed at eac distributlot1 interval, subject to customary administrative and d i sburseme t fees. (b) Strategic Equity Growth Alloc - atlon • A total of 500,000 com mo11 stock of the Acquirer, havl g an i erna I valuation of approximat ly INR 103 Cro 20 Lakhs (t103,20 . 00 ,0 00 - R pees One MyRxWallet Prana Private Limited A sub lcflary of MyRxWaUet North America Corporation Unttc<I States of America

Hundred Three Crores, and Twenty Lakhs Only) (USD $12,000,000), shall be designated as "Strategic Equity Growth Allocation". These shares shall be reinvested into the Seller and its operations, under the direction and strategic oversight of the Acquirer's parent, MyRxWallet North America Corporation.

- The Strategic Equity Growth Allocation shall be utilized to support Noah Therapeutics' working capital needs, operational expenditures, and strategic growth initiatives, including but not limited to mergers and acquisitions, U.S. market entry, and modernization of manufacturing and research facilities, all in accordance with the Acquirer's board-approved financial and development roadmap.
- These shares shall be issued immediately upon execution of this Definitive Share Purchase Agreement (SPA) and shall remain restricted securities within the meaning of applicable Indian securities laws. The issuance, holding, and transfer of these shares shall be subject to compliance with the Companies Act, 2013, including but not limited to Section 42 (Private Placement) and Section 62(1)(c) (Preferential Allotment), as well as the applicable rules framed thereunder, including the Companies (Prospectus and Allotment of Securities) Rules, 2014:
    - In addition, the shares shall be governed by all applicable provisions of the Securities and Exchange Board of India (SEBI) regulations, as amended, and, where applicable, the Foreign Exchange Management Act, 1999 (FEMA) and relevant notifications issued by the Reserve Bank of India (RBI).
    - No transfer or disposition of these shares shall be permitted unless all regulatory approvals and conditions under Indian law, including filings with the Registrar of Companies and applicable RBI permissions (if required), have been satisfied.
    - The shares may bear a restrictive legend indicating such limitations, and the Seller agrees to comply with all legal requirements under Indian securities and corporate law prior to any proposed transfer.

(c) Employee Equity Retention Plan
As part of the transaction, a total equity pool not to exceed INR 4.30 Crores (approximately US $500,000), representing up to 20,833 common stock of the Acquirer, shall be reserved for allocation to eligible employees of record of the Seller as of the Closing Date.

These shares shall be granted under the Acquirer's Employee Equity Retention Plan and will be subject to the following terms:

1. The shares shall be distributed among all qualifying employees of record, unless otherwise determined by the Acquirer's Board of Directors in accordance with applicable employment levels, responsibilities, or tenure-based criteria.

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

2. The allocation will follow a vesting schedule tied to continued employment, with vesting occurring in the following milestones:

i. **End of Year 1**: 5,208 common stock, equivalent to INR 1,07,50,000 (Indian Rupees One Crore, Seven Lakhs and Fifty Thousand only) or US $125,000, based on a price of INR 2,064 per common stock.
ii. **End of Year 3**: 7,812 common stock, equivalent to INR 1,61,25,000 (Indian Rupees One Crore, Sixty-One Lakhs and Twenty-Five thousand only) or USD $187,500, based on a price of INR 2,064 per common stock.
iii. **End of Year 5:** 7,812 common stock, equivalent to INR 1,61,25,000 (Indian Rupees One Crore, Sixty-One Lakhs and Twenty-Five Thousand only) or USD $187,500, based on a price of INR 2,064 per common stock.

3. All equity awards shall be governed by the terms and conditions of the Acquirer's Employee Equity Retention Plan and, to the extent applicable, in accordance with Indian regulatory standards, including those set forth under the SEBI (Share Based Employee Benefits and Sweat Equity) Regulations, 2021.

4. Individual award agreements, vesting terms, exercise conditions (if applicable), and any tax implications shall be communicated to each eligible employee following the Closing Date, and shall be executed in accordance with the Acquirer's standard equity award practices.

(d) Assumption of Liabilities
The Buyer assumes all current liabilities, net of cash receivables and including inventories outstanding as of the record date, totaling approximately INR 15,05,00,000 (Rupees Fifteen Crores and Five Lakhs Only) (US $1,750,000) equivalent to 72,916 common stock.

(e) Seller's Vesting Schedule and Performance-Based Milestones
Each milestone shall serve as a condition precedent to the vesting of the corresponding share tranche. The vesting shall proceed in four (4) equal installments of 31,250 common stock every six (6) months, subject to the achievement of mutually agreed milestones:

- **Milestone 1 (Months 0–6)** – Initial Integration and Strategic Planning : Within the first six (6) months following the Closing Date, the Seller shall support the

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

integration of the acquired assets into Acquirer's ecosystem, including cultural and governance alignment, strategic planning for mergers and acquisitions, revenue enhancement initiatives, employee stock ownership plans (ESOPs), and foundational preparations for future capital raises or spin-offs.

Upon satisfactory completion of Milestone 1, as determined by the Acquirer in good faith, 31,250 common stock shall vest at the end of Month 6.

- **Milestone 2 (Months 7–12)** – Execution of Growth Strategies: During this phase, the Seller shall assist with executing the strategic growth plan, including tracking measurable outcomes of the acquisition, evaluating cultural and technology integration, achieving revenue growth targets of at least 2x to10x, and initiating capital raising efforts.

  Upon completion of Milestone 2, at the end of Month 12, common stock 31,250 shall vest.

- **Milestone 3 (Months 13–18)** – Spinoff Preparation and Consolidated Impact Review: This milestone involves a consolidated review of Milestones 1 and 2, confirmation of their successful completion, and the preparation for a strategic spinoff of the Seller, subsidiary.

  Upon completion of Milestone 3, at the end of Month 18, an additional 31,250 common stock shall vest.

- **Final Milestone 4 (Months 19–24)** – Seller IPO Preparation: Upon the satisfactory completion of all prior milestones, and active preparation for an initial public offering (IPO) in either the United States of America, India, or both jurisdictions, the remaining balance of vested shares, 31,250 common stock shall be released in full to the Seller.

The Seller acknowledges that vesting is strictly performance-based and contingent upon the Acquirer's reasonable determination that the above milestones have been met.

2.4 Closing Term: The closing of the transaction (the "Closing") shall take place on or before June 20, 2025, or on such other date and time as may be mutually agreed upon by the Parties in writing. The Closing shall be deemed effective upon the completion of all conditions precedent and the mutual exchange of required deliverables, including the transfer of the Shares and issuance of the Consideration Shares.

Issuance, Vesting, and Securities Compliance

- Upon execution of this Agreement, the Acquirer shall promptly instruct its duly appointed Stock Transfer Agent of record to initiate the issuance of the applicable equity consideration to the shareholders designated in writing by the Seller.

12

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

- Equity shares that are immediately vested in accordance with the terms of this Agreement shall be issued and delivered without delay, subject to applicable restrictions under federal and state securities laws.
- Equity shares subject to a vesting schedule or escrow conditions shall be issued in book-entry form and held by the Transfer Agent or an appointed escrow agent, to be released in accordance with the agreed vesting milestones and any applicable escrow agreement.

2.5 Assumption of Liabilities: The Acquirer shall assume, and shall not be deemed to assume, any liabilities or obligations of the Seller exceeding the specified amount herein INR 15,05,00,000 (Indian Rupees Fifteen Crores and Five Lakhs only) (US $1,750,000) equivalent to 72,916 common stock, whether known or unknown, disclosed or undisclosed, contingent or otherwise, including but not limited to any Tax Liabilities, debts, claims, lawsuits, or contractual obligations existing prior to or as of the Closing Date.

Any liabilities not specified herein and exceed the amount shall remain the sole and exclusive responsibility of the Seller.

2.6 Excluded Assets: This provision applies only to assets owned by the company. Personal assets of the Sellers or any members of the Board of Directors, including those pledged as collateral with existing lenders or banking institutions, are expressly excluded from this transaction. Such personal assets shall remain the sole property and responsibility of their respective owners.

2.7 Excluded Liabilities: There are no Excluded Liabilities.

2.8 Legal Fees: Each party shall be solely responsible for the payment of its own legal fees and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, including the hiring and engagement of legal counsel.

ARTICLE III
THE CLOSING DATE AND TERMS

3.1 Closing: The closing of the transactions contemplated hereby (the "CLOSING") shall take place contemporaneous with the execution of this Agreement on or prior to June 20, 2025 (the "CLOSING DATE").

3.2 Delivery of Items by the Seller: The Seller shall deliver to the Acquirer at the Closing the items listed below:

(a) All documentation necessary to effectuate the transfer of Seventy percent (70%) of the issued and outstanding equity interests of SELLER. to the Acquirer, through its designated stock transfer agent of record, shall be prepared, executed, and delivered within 7-day post-closing. OR The Seller shall engage a licensed Stock Transfer Agent or Chartered Accountant to issue an affidavit certifying that they represent the Seller, and that based on the structure of the transaction, the share transfer shall be executed and deliver upon SEC confirmation of the buyers' S-1 "Effective" and shares have is declare

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

unrestricted shares. The affidavit shall be provided to the Acquirer's legal counsel prior to the Closing Date.

(b) Concurrently, the Seller's representative (CPA) shall furnish documentation recognizing Acquirer, as the official majority shareholder of record, entitled to full governance rights and ownership of seventy percent (70%) of Seller, effective upon the execution of the Definitive Share Purchase Agreement.

(c) Any required corporate resolutions, board consents, or share registers reflecting the transfer;

(d) Any other agreements or instruments reasonably requested by the Acquirer to effectuate the terms of this Agreement

(e) any other documents and instruments as the Acquirer may reasonably request.

The Acquirer will issue the agreed-upon 843,750 common stock to the Seller and separately to the company upon the execution of this SPA, through its SEC-registered Stock Transfer Agent. The issuance of these shares constitutes de facto confirmation of the equity transaction and satisfies all conditions required for Closing. Accordingly, all items shall be delivered directly to the Acquirer without escrow.

3.3 Delivery of Items by Acquirer: The Acquirer shall deliver to the Seller, within seventy-two (72) hours following the Closing, the following items:

(a) Share Certificates or Book-Entry Confirmations issued by the Stock Transfer Agent of record, evidencing the issuance of the Acquirer's common stock representing the equity ownership interest in Acquirer, as set forth in this Agreement; and

(b) Certificates or Official Receipts confirming the book-entry registration of such shares in the name(s) of the Seller or designated recipients, documenting ownership of the applicable Acquirer shares in accordance with the terms of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Acquirer to enter into this Agreement, Seller represents and warrants to the Acquirer as follows:

4.1 Authorization: The Seller represents and warrants that it has conducted independent due diligence, fully understands the terms of this Agreement, and is entering into this transaction voluntarily and with informed consent. The Seller acknowledges and agrees that, upon execution of this Agreement, Seller, shall become a subsidiary of Acquirer.

The Seller further represents that it has full power and authority to execute and deliver this Agreement and any related Ancillary Agreements, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and

MyRxWallet Prana Private Limited
A subsidiary of MyRxWallet North America Corporation
United States of America

delivered by the Seller and, assuming the due authorization, execution, and delivery by the Acquirer, constitute valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

4.2 Brokers and Legal Fees: Each Party shall be solely responsible for any and all legal, advisory, brokerage, finder, accounting, or consulting fees it incurs in connection with the negotiation, execution, and consummation of the transactions contemplated by this Agreement, unless otherwise expressly agreed to in writing by the Parties. No agent, broker, finder, investment banker, financial advisor, or other similar intermediary shall be entitled to any fee, commission, or other compensation in connection with this transaction based on any arrangement made by or on behalf of the other Party or any of its Affiliates.

4.3 Non-Contravention: Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

4.4 Litigation: There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.5 Contracts: Except as set forth in Schedule 4.5, there are no executory contracts, commitments, agreements, or arrangements (whether written or oral, including but not limited to license agreements, development agreements, joint ventures, distribution arrangements, or strategic partnerships) to which any of the Assets are bound or subject, other than this Agreement.

The Seller further represents and warrants that if there exist any prior, existing, or anticipated contractual agreements—whether written, oral, formal, or informal—that (a) relate to the Assets or operations of Noah Therapeutics, and (b) have or may reasonably be expected to have a material impact—financial, operational, or legal—on Noah Therapeutics or its business after the Closing, such agreements must be disclosed in full and delivered to the Acquirer as part of Schedule 4.5 prior to Closing.

Failure to disclose any such agreement shall constitute a material breach of this Agreement and may result in appropriate remedies, including indemnification and potential termination rights, as provided elsewhere in this Agreement.

4.6 Intellectual Property:

Seller represents and warrants that:

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MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

(a) Schedule 4.6 contains a list of all patents, trade names, trademarks and/or copyrights and all applications therefor owned by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patents, trade names, trademarks and/or copyrights and all applications therefor. Schedule 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

(b) Except as disclosed on Schedule 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all the Intellectual Property in and to the Assets, including the Intellectual Property set forth on Schedule 4.6, free and clear of all Liens. Except as disclosed on Schedule 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on Schedule 4.6, the Acquirer will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Acquirer shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on Schedule 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c) With respect to the Seller's Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller's knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any product formula or design, or any portion or aspect of any product formula or design, which is part of the Assets, including Intellectual Property.

4.7 Title to Assets: Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Acquirer good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

4.8 Investment Representations:

Seller and those receiving shares in Acquirer represent and warrant that:
(a) Seller and those receiving the shares are aware of the Acquirer's business affairs and financial condition and has acquired sufficient information about Acquirer to reach an informed and knowledgeable decision to acquire the shares that constitute the Purchase Price. Seller and

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

those receiving the shares also acknowledge that they are relying solely on their own counsel for legal advice, and not on any statements or representations of Acquirer or its legal counsel or agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

(b) Seller and those receiving shares are acquiring the shares for investment for their own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act or under any applicable provision of state law. Seller and those receiving the shares do not have any present intention to transfer the shares to any person or entity. Seller and those receiving the share are aware that their investment in Acquirer is a speculative investment that has limited liquidity and is subject to the risk of complete loss. Seller and those receiving the share are able, without impairing their financial condition, to hold the shares for an indefinite period and to suffer a complete loss of its investment in the shares.

(c) Seller and those receiving shares understand that the shares that comprise the Purchase Price have not been registered under the 1933 Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

(d) The Seller and any individual or entity receiving shares pursuant to this Agreement acknowledge and agree that the shares being issued are "restricted securities" under applicable Indian securities laws, including the Companies Act, 2013, the Companies (Prospectus and Allotment of Securities) Rules, 2014, and where applicable, the SEBI (Issue of Capital and Disclosure Requirements) Regulations, as amended.

Pursuant to these laws and rules, recipients may be required to hold the shares for a specified period and may not transfer, sell, or otherwise dispose of such shares unless such transfer complies with all applicable Indian corporate, securities, and exchange control laws, including approvals or exemptions under the Foreign Exchange Management Act, 1999 (FEMA) and/or RBI guidelines, where applicable.

To the extent that U.S. securities laws become relevant (e.g., in the context of a subsequent listing in the U.S. or an offering under Rule 144 or Regulation S), the Seller and recipients understand that the shares may also be treated as "restricted securities" under the U.S. Securities Act of 1933, and may not be resold or transferred in the United States absent registration or an available exemption. The Acquirer shall have no obligation to register the shares with the U.S. Securities and Exchange Commission (SEC) or qualify them under state securities laws, and any exemption that may apply could be subject to conditions beyond the control of the Seller or recipients.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

As an inducement to the Seller to enter into this Agreement, the Acquirer represents and warrants to the Seller as follows:

5.1 Authorization: The Acquirer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

executed and de livered by the Acquirer and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Acquirer enforceable in accordance with their respective terms. Acquirer is a Private Limited Company organized under the laws of the State of Telangana, India, in good standing, and has obtained all consents and other approvals necessary under Telangana law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

5.2 Non-Contravention:

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, violate any Law or Order or other restriction of any Governmental Entity to which the Acquirer may be subject.

(b) The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Acquirer does not, and the performance of this Agreement and the Ancillary Agreements by the Acquirer and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.3 Brokers and Legal Fees: Each Party shall be solely responsible for any and all legal, advisory, brokerage, finder, accounting, or consulting fees it incurs in connection with the negotiation, execution, and consummation of the transactions contemplated by this Agreement, unless otherwise expressly agreed to in writing by the Parties.

The Acquirer has a Master Agreement with the agent/finder for this specific transaction. The agent/finder shall be compensated pursuant to Master Agreement.

No agent, broker, finder, investment banker, financial advisor, or other similar intermediary shall be entitled to any fee, commission, or other compensation in connection with this transaction based on any arrangement made by or on behalf of the other Party or any of its Affiliates.

ARTICLE VI
CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Closing by the Acquirer: The obligation of the Acquirer to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Acquirer of the following conditions:

(a) The representations and warranties of certain of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

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MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

(c) The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Seller shall have delivered each of the items described in Section 3.2.

(f) Seller shall have conducted its business only in the ordinary course and shall not have acquired or agreed to acquire as part of the business all or any substantial portion of the assets or business of any other business organization by merger or consolidation, stock purchase or asset purchase without Acquirer's approval in writing.

(g) Seller shall have completed the approval of this Agreement and Ancillary Agreements as required under its articles of organization, operating agreements, and the laws of the jurisdictions where it is subject.

(h) There were no appraisal rights (dissenter's rights) asserted by any owner of Seller in connection with this transaction.

6.2 CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Acquirer set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Acquirer shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Acquirer shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Acquirer shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(a) The Acquirer shall have delivered each of the items described in Section 3.3.

ARTICLE VII
POST-CLOSING COVENANTS

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MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

7.1 Transfer Taxes: Notwithstanding anything herein to the contrary, Acquirer shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Seller, the Seller shall notify the Acquirer of the amount of such tax, and the Acquirer shall promptly pay to the Seller the amount of such tax.

7.2 Further Action: From and after the Closing, each party hereto shall execute and deliver any documents and take all further actions as may reasonably be required to implement the provisions of this Agreement and the Ancillary Agreements, and to give effect to the transactions contemplated herein and therein. This includes ensuring that the Acquirer obtains effective ownership and control of the Assets.

ARTICLE VIII
MISCELLANEOUS

8.1 Survival: Notwithstanding any right of the Acquirer (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

8.2 No third party Beneficiaries: The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

8.3 Entire Agreement: This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the Parties hereto, written or oral, with respect to such subject matter.

8.4 Succession and Assignment: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

8.5 Drafting: The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.6 Governing Law: This Agreement shall be governed by, and construed in accordance with the laws of the State of Wyoming, and in State of Telangana, Hyderabad, India, without giving

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MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Wyoming and State of Telangana, Hyderabad, India.

8.7 Amendments and Waivers: No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the Parties hereto. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the Party against whom such waiver is sought to be enforced.

8.8 Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

8.9 Expenses: Except as otherwise expressly set forth herein or therein, each of the Parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether the transactions contemplated hereby or thereby are consummated.

8.10 Incorporation of Exhibits and Schedules: The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

8.11 Specific Performance: The Parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

8.12 Headings: The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Counterparts: This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Written Confirmation & SEC Compliance:

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

(a) Formal Acknowledgment & Acceptance.
The Seller shall provide a written confirmation or formal acceptance of this Agreement within [7] business days of execution. Such confirmation shall expressly acknowledge that this Agreement is binding, enforceable, and an integral part of the transaction.

(b) SEC S-1 Integration.
Upon receipt of the written confirmation, the Buyer shall have the right to incorporate this Agreement into its S-1 Registration Statement to notify the Securities and Exchange Commission (SEC) that this transaction is part of a planned Secondary Offering, subject to market conditions and regulatory approvals.

(c) No Further Seller Approval Required.
The Seller shall not unreasonably withhold, delay, or condition such confirmation. The Seller acknowledges that the Buyer is under regulatory obligations to disclose this Agreement as part of its SEC registration process and agrees to cooperate in good faith.

ARTICLE IX
TERMINATION

9.1 Termination Rights:

This Agreement may be terminated at any time under the following conditions:

(a) Mutual Termination. By mutual written consent of both Buyer and Seller with a prior written notice within 15 days upon execution of this SPA.

(b) Any material or non-material, tangible or intangible changes impacting the normal business operations immediately upon execution of the Definitive Share Purchase Agreement shall constitute a Material Adverse Effect, requiring reassessment of contractual obligations and may be subject to breach of contractual agreement.

(c) Failure to Satisfy Closing Conditions. By either Buyer or Seller, if the Closing Conditions have not been satisfied by "Closing Date', unless the failure is due to the breach or failure of the party seeking termination.

(d) Breach by Seller. By Buyer, if the Seller breaches any material representation, warranty, or covenant and fails to cure such breach within 60 days after receiving written notice.

(e) Regulatory Prohibition. By either Buyer or Seller, if the transaction is prohibited by law or regulatory order from any applicable governmental authority.

(f) Material Adverse Change. By Buyer, if a Material Adverse Change occurs that negatively impacts the financial condition, business operations, or assets of the Seller before Closing.

(g) Buyer's Non-Payment. By Seller, if Buyer fails to deliver near the Purchase Price or other required consideration as agreed in this purchase agreement.

MyRxWallet Prana Private Limited

A subsidiary of MyRxWallet North America Corporation
United States of America

9 . 2 Effoct of Termination : If this - Agreement is te rminate In SCOC>tdanoo with this section : (a) All obligations of the parties under this Agreament shall Immediately terminate , e oep tho e expressly stated to survive termina · on {e . g . , Confi entlality , Gover ing Law, Dispute Resolution). {b) lf terminaliot1 occurs due to a material breach , the non - breaching party shall have th right to pursue re edies available under law or e<i ity . {c) Any ful' \ ds, deposits, or escr � ed amounts shall be returned or d strlbuted in accordsnce , ll'l th& Agreement. /Signature page follows/ MyRxWallet Prana Private Limited A subsidiary of MyRJtW.illct North America Corporation United States of Amorlc �

IN WlTNESS WHEREOF. the parties hereto ave executed th i s Agra ment as oft e day and year first above written. ACQUIRER: Signature : _ Binh Do, Chief Financial Officer MyRxWallet North Arnerlca Corpora • n 24 75 South Jones Blvd, Suite 9 Las Vagas , NV 89146 Un i ted Sta es of America Email : binh@myrxwalle . app https;//nwtxwallet lo Phone � 408 . 797 . 8043 Dated : _ SELLER: � /:1•• l � Signa re: _, '1f_'"" "" _ Dr . P. Venkalesh Managing Director oah Therapeutics Pvt . Ltd . D.No . 7 - 1..645/A. Erragadtje, Sanath N gar Near Shilparamam, Madhapur Hyderabad, 500018 Telangana, lndi Email: venkal@noah erapeutlcs . co t https:// oah erapeu ics.com DIN : o 66 3C6 � 1 PAN : A,G, a Pp 3, 1 G c... L Phone : +91 - 9440383778 Dated : 19 A"" - " "'l - <> ,_ Signature: - � - ----- - Klshore K., Managing Director MyRxWallet Prana, Pvt. Ltd . 2475 South Jones Blvd, Su i te 9 Las Vegas, NV 89146 United States of America mail: klshore myrxwa lle1 . app https � //myrxwal let.io Mobile : 408 . 966.1400 Dated : 06.11712025 SELLER : Signature : r -- � - - � N.Upendra Di r ector Noah Therapeutics Pvt. Ltd. D . No . 7 - 1 - 645/A, Erragadda Senath Nagar, Near Shilparamam , Madhapur Hyderabad 1 500018 Telanga na, I d i a Email· upendra@noa therapeutics . co h. ps :/ /noahtherapeutics.com D I N : Cb , '5"5" 1 8 PAN : A I eN 6 ƒ 94 - N Phone : +91 - 9177 2445 Dated: 19 ': i t;, Cl .S 0.2.r MyRxWallet Prana Private Limited A subsJdlary of MyRxWallat North America Corporation Unlted States of America